EXHIBIT 16.01

January 11, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Concur Technologies, Inc.’s Form 8-K dated January 11, 2007, and we have the following comments:

1.	We agree with the statements made in the second, third, fifth and sixth paragraphs.

2.	We agree with the statements made in the first paragraph insofar as they relate to Deloitte & Touche LLP.

3.	We have no basis on which to agree or disagree with the statement made in the fourth or seventh paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington